SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2008

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On March 11, 2008,  Charter Communications, Inc. (the "Company") announced that its subsidiary, Charter Communications Operating, LLC ("Charter Operating"), agreed to issue approximately $520 million principal amount of 10.875% senior second lien notes due 2014 ("the Notes").  The purchase price of the Notes will be approximately 96.1% of the principal amount. The net proceeds of this proposed issuance will be used to repay, but not permanently reduce, the outstanding debt balances under the existing revolving credit facility of Charter Operating.  The Notes will be sold to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S.

The Company also announced that Charter Operating has arranged $500 million principal amount of incremental term loans (the "Incremental Term Loans") under the Charter Operating credit facilities. The net proceeds of the Incremental Term Loans will be used to reduce borrowings, but not commitments, under the revolving portion of the Charter Operating credit facilities and for general corporate purposes.  The Company expects the closing of the Incremental Term Loans to occur in approximately one week.

The press releases announcing the pricing of the Notes and the arranging of the Incremental Term Loans are attached hereto as Exhibits 99.1 and 99.2, respectively.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

The following exhibits are filed pursuant to Item 8.01:

Exhibit Number	Description

99.1	Press Release dated March 11, 2008. *
99.2	Press Release dated March 11, 2008. *

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

                      CHARTER COMMUNICATIONS, INC.
                      Registrant

Dated: March 13, 2008

By:/s/ Grier C. Raclin Name: Grier C. Raclin Title: Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated March 11, 2008. *
99.2	Press Release dated March 11, 2008. *

* filed herewith